Exhibit 15.8

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street

Toronto, ON M5H 2S5

Tel 416-777-8500

Fax 416-777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electra Battery Materials Corporation

We consent to the use of our report dated April 4, 2023, on the consolidated financial statements of Electra Battery Materials Corporation (the “Entity”), which comprise the consolidated statements of income (loss) and other comprehensive income (loss), cash flows and shareholders’ equity for the year ended December 31, 2022, and the related notes (collectively the “consolidated financial statements”), which are included in the Annual Report on Form 20-F/A (Amendment No. 2) of the Entity for the fiscal year ended December 31, 2024.

We also consent to the incorporation by reference of such report in the Registration Statement (No. 333-264589) on Form S-8 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 25, 2025

Toronto, Canada

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